Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ParkerVision, Inc.

Jacksonville, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ParkerVision, Inc. (the “Company”) of our report dated March 28, 2023, relating to the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Our report contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/MSL, P.A.

Fort Lauderdale, Florida

June 7, 2023